                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                Teledyne, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               WHX Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:  $500.00

     (2)  Form, Schedule or Registration Statement No.:  Schedule 14A

     (3)  Filing Party:  WHX Corporation

     (4)  Date Filed:  March 3, 1995

                      1995 ANNUAL MEETING OF STOCKHOLDERS
                                       OF

                                 TELEDYNE, INC.
                            ------------------------
                                PROXY STATEMENT
                                       OF
                                WHX CORPORATION
                            ------------------------

     This Proxy Statement (this "Proxy Statement"), the accompanying letter to stockholders and the enclosed WHITE proxy card are furnished in connection with the solicitation of proxies by WHX Corporation, a Delaware corporation ("WHX"), for use at the 1995 Annual Meeting of Stockholders of Teledyne, Inc., a Delaware corporation (the "Company" or "Teledyne"), to be held on Wednesday, April 26, 1995 at 11:00 a.m. at the Santa Monica Civic Auditorium, 1855 Main Street, Santa Monica, California 90401 and at any adjournments or postponements thereof (the "Annual Meeting").

     At the Annual Meeting, seven directors of Teledyne will each be elected for a one-year term or until the election and qualification of each of their successors. WHX is soliciting proxies pursuant to this Proxy Statement to elect the two nominees of WHX named herein (the "WHX Nominees") to the Board of Directors of Teledyne (the "Teledyne Board").

     BOTH WHX NOMINEES ARE COMMITTED TO A SALE OF TELEDYNE TO THE HIGHEST BIDDER AND WILL ATTEMPT TO INFLUENCE THE MAJORITY OF THE TELEDYNE BOARD TO EFFECT SUCH A SALE RATHER THAN REMAIN INDEPENDENT.

     The record date for determining stockholders of Teledyne (collectively, "Stockholders") entitled to notice of and to vote at the Annual Meeting is March 1, 1995 (the "Record Date"). Stockholders of record at the close of business on the Record Date will be entitled to one vote for each share of Teledyne common stock, par value $1.00 per share (the "Shares"), held on the Record Date on all matters submitted to a vote of Stockholders at the Annual Meeting, except that each Stockholder is entitled to cumulate his or her votes in electing directors. In voting for directors, a Stockholder may cast the number of votes equal to the number of Shares held of record on the Record Date by such Stockholder multiplied by the number of directors (7) to be elected. All of these votes may be cast for any combination of one or more directors. Stockholders voting by means of the accompanying WHITE proxy card will be granting the proxy holders discretionary authority to vote their Shares cumulatively at the discretion of the persons named in the WHITE proxy card, but such Stockholders may not mark the WHITE proxy card to cumulate their own votes. As set forth in the definitive proxy statement of Teledyne filed with the Securities and Exchange Commission on March 29, 1995 (the "Teledyne Proxy Statement"), as of the Record Date, there were 55,515,298 Shares issued and outstanding.
                            ------------------------

     This Proxy Statement, the accompanying letter to Stockholders and the WHITE proxy card are first being furnished to Stockholders on or about March 31, 1995. The principal executive offices of the Company are located at 1901 Avenue of the Stars, Los Angeles, California 90067-6046.

                                   IMPORTANT

     At the Annual Meeting, WHX seeks to elect the WHX Nominees as two of the directors of Teledyne.

     WHX URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TO VOTE FOR THE ELECTION OF THE WHX NOMINEES.

     A VOTE FOR THE WHX NOMINEES WILL PROVIDE YOU -- AS THE OWNERS OF TELEDYNE -- WITH AT LEAST TWO REPRESENTATIVES ON THE TELEDYNE BOARD WHO ARE COMMITTED TO A NEGOTIATED SALE OR MERGER OF TELEDYNE TO OR WITH THE HIGHEST BIDDER.

     WHX URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY TELEDYNE. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO WHX, C/O GEORGESON & COMPANY INC. ("GEORGESON") AT WALL STREET PLAZA, 88 PINE STREET, NEW YORK, NEW YORK 10005, OR TO THE SECRETARY OF TELEDYNE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. SEE "VOTING AND PROXY PROCEDURES" BELOW.

                 THE WHX NOMINEES SUPPORT THE SALE OF TELEDYNE

     Both of the WHX Nominees are committed to a sale or merger of the Company to or with the highest bidder. If elected, the WHX Nominees will, subject in all respects to their fiduciary duties, seek to cause the full Teledyne Board to consummate the sale or merger of Teledyne at the earliest practicable date.

     As indicated under "Background and Reasons for the Solicitation" below, the incumbent Teledyne directors have rejected WHX's acquisition proposal but have not committed to sell the Company by a certain date to the highest bidder.

     If, like us, you believe that you should have the opportunity to decide the future of your Company and that the Company should be sold so that you can maximize the value of your Shares, WHX urges you to vote your WHITE proxy card FOR the election of the WHX Nominees. All of the WHX Nominees will, subject to their fiduciary duties, seek to give all Stockholders the opportunity to dispose of their Shares in a transaction with WHX or another purchaser. The WHX Nominees are committed to support a transaction with the highest bidder for your Shares.

                             ELECTION OF DIRECTORS

     According to publicly available information, the Company currently has eight directors. The terms of the eight incumbent directors, Frank V. Cahouet, Diane C. Creel, George Kozmetsky, Donald B. Rice, George A. Roberts, William P. Rutledge, Fayez Sarofim and Henry E. Singleton, will expire at the Annual Meeting. As set forth in the Teledyne Proxy Statement, Mr. Kozmetsky intends to resign from the Teledyne Board prior to the election of directors at the Annual Meeting. The Teledyne Proxy Statement further states that seven directors are to be elected at the Annual Meeting each to serve for a one-year term or until election and qualification of their successors.

     WHX proposes that the Stockholders elect the WHX Nominees as two of the seven directors of Teledyne at the Annual Meeting. The two WHX Nominees are listed below and have furnished the following information concerning their principal occupations or employment and certain other matters. Each WHX Nominee, if elected, would hold office for a one-year term or until a successor has been elected and qualified. Although WHX has no reason to believe that any of the WHX Nominees will be unable to serve as directors, if any one or more of the WHX Nominees shall not be available for election, the persons named on the WHITE proxy card have agreed to vote for the election of such substitute nominees as may be proposed by WHX.

WHX NOMINEES FOR DIRECTORS:

             NAME, AGE AND                   PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
       PRINCIPAL BUSINESS ADDRESS          DURING LAST FIVE YEARS; CURRENT DIRECTORSHIPS(1)
----------------------------------------  ---------------------------------------------------
Ronald LaBow (60).......................  Chairman of the Board of Directors of WHX
Stonehill Investment Corp.                Corporation since July 1994(2); Chairman of the
110 East 59th Street                      Board of Directors of Wheeling-Pittsburgh
New York, New York 10022                  Corporation since 1991; President, Stonehill
                                          Investment Corp. since February 1990. Formerly with
                                          Neuberger & Berman, a New York based investment
                                          advisory and management firm, from 1978 to 1990.
                                          Mr. LaBow is also a director of Regency Equities
                                          Corp.
Marvin L. Olshan (67)...................  Director and Secretary of WHX Corporation since
Olshan Grundman Frome & Rosenzweig        July 1994(2); Director and Secretary of Wheeling-
505 Park Avenue                           Pittsburgh Corporation since 1991; Partner, Olshan
New York, New York 10022                  Grundman Frome & Rosenzweig, 1956 to present;
                                          Chairman, President and Director, Regency Equities
                                          Corp., 1984 to December 1990.

---------------
(1) Unless otherwise indicated, all directorships are of publicly held corporations.

(2) In July 1994, WHX Corporation was created as the new holding company of the Wheeling-Pittsburgh Corporation group of companies, and Wheeling-Pittsburgh Corporation became a wholly-owned subsidiary of WHX Corporation.

     Cumulative voting for directors will be in effect at the Annual Meeting. Cumulative voting means that each Stockholder will be entitled to cast, distributed among any one or more nominees, total votes equal to the number of Shares held of record on the Record Date by such Stockholder multiplied by the number of directors (7) to be elected. Stockholders voting by means of the accompanying WHITE proxy card will be granting the proxy holders discretionary authority to vote their Shares cumulatively as described below, but such Stockholders may not mark the WHITE proxy card to cumulate their own votes. Unless votes are withheld for any of the WHX Nominees, the persons named as proxies on the WHITE proxy card intend to cumulate such votes in a manner so as to maximize representation on the Teledyne Board of the WHX Nominees.

     WHX is soliciting the discretionary authority to cumulate votes and the persons named in the accompanying proxy will have the authority to cumulate votes at their discretion. WHX has not determined the order of priority in which it will cast its cumulative votes disproportionately among its two nominees, if it elects to cumulate disproportionately. WHX reserves the right to change the priority of its nominees once determined, depending upon the manner in which WHX believes other votes will be cast and such other factors as WHX may deem appropriate in its discretion consistent with the goal of maximizing the number of WHX nominees elected to the Teledyne Board.

     The persons named as proxies on the WHITE proxy card do not intend to vote any Shares for the election of the nominees proposed by Teledyne. Instead, such persons will cumulate votes in respect of such Shares to elect the maximum number of the WHX Nominees. In the event the number of persons constituting the Teledyne Board is increased prior to the election of directors at the Annual Meeting, the persons named as proxies on the WHITE proxy card reserve the right to vote for any additional nominees for directors nominated by WHX.

     The accompanying WHITE proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of the WHX Nominees as the directors of Teledyne or withhold authority to vote for the election of the WHX Nominees by marking the proper box on the WHITE proxy card. You may also withhold your vote from either of the WHX Nominees by striking the name of such nominee in the list provided on the WHITE proxy card. IF NO MARKING IS MADE AND YOU HAVE SIGNED AND DATED THE PROXY CARD, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO CUMULATE AND VOTE THE SHARES REPRESENTED BY THE WHITE PROXY CARD FOR THE ELECTION OF THE WHX NOMINEES, WHICH VOTES WILL BE CUMULATIVELY ALLOCATED AMONG THE WHX NOMINEES AT THE DISCRETION OF THE PERSONS NAMED IN THE WHITE PROXY CARD.

     WHX believes that it is in YOUR best interest to elect the WHX Nominees at the Annual Meeting. BOTH OF THE WHX NOMINEES ARE COMMITTED TO A SALE OF THE COMPANY TO WHX OR ANOTHER PURCHASER AND WILL ATTEMPT TO INFLUENCE THE MAJORITY OF THE BOARD OF DIRECTORS TO EFFECT SUCH A SALE RATHER THAN REMAIN INDEPENDENT.

     WHX STRONGLY RECOMMENDS A VOTE FOR THE ELECTION OF THE WHX NOMINEES.

                  BACKGROUND AND REASONS FOR THE SOLICITATION

BACKGROUND.

          On November 28, 1994, Mr. LaBow sent the following letter on behalf of WHX to the Teledyne Board:

     "Gentlemen:

          This letter is for the purpose of proposing a business combination between WHX Corporation ("WHX") and Teledyne, Inc. ("Teledyne") and for expressing our desire that the two companies work together to accomplish such combination on a negotiated basis.

          The Board of Directors of WHX has authorized me to present to you our offer to acquire in a merger transaction all of the outstanding shares of common stock of Teledyne at a price of $22 per Teledyne share. Our proposal represents a premium of approximately 23% over the closing market price of your common stock on November 25, 1994.

          In the merger, Teledyne stockholders would receive a combination of cash and WHX convertible preferred stock. The aggregate amount of cash we are prepared to pay would be an amount sufficient to render the treatment of WHX stock received by Teledyne stockholders in the transaction as tax-free and would be mutually determined by our respective tax advisors. In no event, however, would the aggregate cash consideration be less than 50% of the aggregate acquisition consideration. In addition to the market price premium and tax-free attributes of our proposal, those stockholders receiving WHX stock would participate in the future results of a stronger and more profitable combined company.

          The WHX convertible preferred stock would have terms substantially similar to the terms of the WHX Series A Convertible Preferred Stock which is currently traded on the New York Stock Exchange. As with the WHX Series A Convertible Preferred Stock, the WHX convertible preferred shares to be received by Teledyne shareholders would pay a cash dividend and would be convertible into WHX common stock at any time at $15.78 per share, subject to adjustment. On November 25, 1994, shares of WHX common stock closed at $14.125 per share.

          This proposal is, and consummation of the acquisition would be, subject to negotiation, preparation and execution of appropriate definitive agreements containing mutually acceptable representations, warranties, terms and conditions, and requisite shareholder approval.

          In pursuing this acquisition, we would expect representatives from Teledyne's Board of Directors to join the Board of Directors of the combined enterprise and Teledyne's senior management to stay with Teledyne under mutually satisfactory arrangements.

          We are confident of our ability to complete this transaction on these terms. In this respect, please note that we currently have approximately $450 million in cash and cash equivalents.

          We would welcome your interest in receiving additional information regarding WHX and it is possible that we would be prepared to increase our offer if additional information provided by Teledyne demonstrates to us that additional consideration is warranted.

          We are certain that, upon reflection, the Teledyne Board of Directors will recognize the extraordinary opportunity that a combination with WHX represents for Teledyne stockholders. Our objective is to work with you in a professional and constructive manner to complete our proposal so that the best interest of all of your stockholders can be served.

          In this connection, we are willing to discuss with you or a committee of your directors all aspects of our proposal. I and other representatives of WHX are available to meet with you for this purpose at any time.

                                          Yours sincerely,

                                          /s/  RONALD LABOW
                                          --------------------------------------
                                          Chairman of the Board"

In a telephone call on December 1, 1994, Mr. Rutledge told Mr. LaBow that WHX's proposal would be considered at the next meeting of the Teledyne Board. On December 5, 1994, Mr. LaBow sent the following letter to Mr. Rutledge:

     "Dear Mr. Rutledge:

          It was a pleasure speaking with you on Thursday, December 1, and I was encouraged to hear that our proposal will be considered by your Board of Directors at their next meeting.

          When you indicated to me that your Board would be unable to meet for approximately three to four weeks, I presumed that, among other things, this delay was designed to afford your investment bankers the opportunity to review and analyze our proposal and to be in a position to make a presentation to your Board. Upon reflection, it seemed to me that in order to facilitate the work of your investment bankers it would be prudent to use the next few weeks to permit your investment bankers to meet with our investment bankers so that you can learn more about our company and its resources. To that end, I would like to formally propose a meeting to be attended by investment bankers and company personnel, so that we can answer any questions you might have concerning such issues as our ability to consummate this transaction and the value of the securities we are prepared to offer to your shareholders.

          I look forward to hearing from you shortly and hope that a meeting can be arranged so that your Board can be fully informed when it considers our proposal at its next meeting.

                                          Very truly yours,

                                          /s/  RONALD LABOW"
                                          --------------------------------------

On December 6, 1994, Mr. Rutledge sent the following letter to Mr. LaBow:

     "Dear Mr. LaBow:

          This is in response to your letter of December 5, 1994. Teledyne has scheduled a Board Meeting for Saturday, December 17. We do not think it appropriate for our representatives to meet prior to that Board Meeting.

                                          Very truly yours,

                                          /s/  WILLIAM P. RUTLEDGE"
                                          --------------------------------------

On December 19, 1994, Mr. Rutledge sent the following letter to Mr. LaBow:

     "Dear Mr. LaBow:

          Our Board of Directors has met to consider the proposal contained in your letter dated November 28, 1994. The Board believes that Teledyne's long-term strategic business plans suggest substantial increases in future values for our shareholders.

          The Board has conducted a careful evaluation of all factors and circumstances which it considered relevant, including its view that there is no significant value to Teledyne shareholders associated with combining our companies. The resultant unanimous conclusion by the directors was that they have no interest in pursuing your proposal.

                                          Very truly yours,

                                          /s/  WILLIAM P. RUTLEDGE"
                                          --------------------------------------

On December 21, 1994, WHX issued the following press release:

          "WHX Corporation (NYSE:WHX) announced today that it is filing a notification form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to allow it to acquire up to 15% of the outstanding shares of Teledyne, Inc. (NYSE:TDY).

          WHX also stated that it had been advised that Teledyne's Board of Directors has no interest in pursuing a WHX merger proposal dated November 28, 1994 in which Teledyne's stockholders would receive $22 per share in a combination of cash (at least $11 per share) and the balance, on a tax-free basis, in a WHX convertible preferred stock.

          WHX Corporation is a holding company which indirectly owns Wheeling-Pittsburgh Steel Corporation, the nation's eighth largest integrated steel manufacturer. WHX had 1993 sales of $1.05 billion, with income before extraordinary items of $30.7 million."

     On January 5, 1995, the Teledyne Board announced the adoption of a plan (the "Rights Plan") commonly known as a "poison pill" (the "Poison Pill"), pursuant to which preferred stock purchase rights (the "Rights") have been issued as a distribution on outstanding Shares. The Rights Plan entitles all Stockholders, except a non-approved acquiror, to purchase a specified number of additional Shares at a 50 percent discount from the prevailing market price for Shares if, without the prior approval of the Teledyne Board, a person or group acquires 15 percent or more of the Shares or engages in certain enumerated transactions with Teledyne after making a non-approved stock acquisition. The Rights Plan has the practical effect of thwarting any acquisition of Teledyne that does not have the approval of its Teledyne Board.

     On March 22, 1995, WHX and Teledyne entered into a confidentiality agreement (the "Confidentiality Agreement") pursuant to which WHX agreed to keep confidential non-public information concerning Teledyne that Teledyne may, in its discretion, disclose to WHX. Among other provisions customary in confidentiality agreements, WHX agreed in the Confidentiality Agreement, for a period ending December 22, 1995, without the prior consent of Teledyne, to not acquire, directly or indirectly, any of the outstanding Shares other than pursuant to a possible negotiated transaction with Teledyne, or a possible offer made on the same terms to all stockholders to acquire at least a majority of the outstanding Shares. Thereafter, representatives of Teledyne disclosed certain non-public information to representatives of WHX and information relating to WHX was given to Teledyne representatives.

     On March 27, 1995, Messrs. Rutledge and Rice sent a letter to Mr. LaBow stating that the Teledyne Board had instructed its investment bankers to formally solicit offers for the possible sale of the Company and requesting that WHX terminate its pending proxy fight.

     On March 28, 1995, Teledyne announced, among other things, that it (i) commenced a process to solicit offers for the possible sale of the Company, (ii) retained an investment banking firm to assist in such process and (iii) received and is responding to expressions of interest from third parties other than WHX. Teledyne further announced that it had requested WHX to terminate its announced proxy contest.

     On March 28, 1995, Mr. LaBow sent to the Teledyne Board, on behalf of the WHX Board, the following letter altering the terms of its initial proposed acquisition made by letter, dated November 28, 1994:

     "Gentlemen:

          This letter is for the purpose of amending our letter of November 28, 1994 to you in which we proposed a business combination between WHX Corporation ("WHX") and Teledyne, Inc. ("Teledyne").

          Based on information furnished to us under the confidentiality letter between us dated March 22, 1995, the Board of Directors of WHX has authorized me to present to you our offer to acquire in a merger transaction all of the outstanding shares of common stock of Teledyne at a price of $22 per Teledyne share but payable in a combination of $18 per share in cash and $4 per share in WHX common stock.

          Our respective investment bankers have shared information which we trust demonstrates to you that the transaction can be completed and that the WHX stock to be received by Teledyne stockholders would enable your stockholders to participate in the future results of the Teledyne and WHX businesses and to realize the value of all of the assets of Teledyne and WHX on the most tax-efficient basis.

          We note your offer to provide WHX the opportunity to participate in the process on the same basis as any other bidder and our representatives will be contacting you to gather the information already requested as well as that which has been or will be provided to other parties. We stand ready to negotiate appropriate definitive agreements containing mutually acceptable representations, terms and conditions.

          We note that your Board has instructed Goldman, Sachs & Co. to "formally solicit offers for the possible sale of Teledyne, Inc." We believe that an informal solicitation has been ongoing for some weeks. We are unaware of any higher offer.

          We are considering your request that WHX terminate the pending proxy contest. We regret that you have chosen not to postpone the Annual Meeting to a date after which the solicitation of offers has been completed. Such a postponement would have enabled stockholders to vote on a more informed basis. What concerns us and probably concerns other Teledyne stockholders is that your Board has not committed to sell Teledyne by a certain date to the highest bidder. A commitment by your Board to sell to the highest bidder would eliminate the need for a proxy contest.

          I and other representatives of WHX are available to meet with you at any time and look forward to completing this extraordinary opportunity to combine our companies.

                                          Yours sincerely,

                                          /s/  RONALD LABOW
                                          --------------------------------------
                                          Chairman of the Board"

     WHX remains willing to negotiate with Teledyne with respect to its proposal to acquire Teledyne. If any such negotiations are held and result in a definitive merger or other agreement between Teledyne and WHX, the consideration to be received by holders of Shares could include or consist of common or preferred stock of WHX, other securities, cash or any combination thereof. Such negotiations could result in, among other things, termination of this proxy solicitation. As indicated elsewhere in this Proxy Statement, the WHX Nominees, if elected, will, subject in all respects to their fiduciary duties, seek to cause the full Teledyne Board to consummate a negotiated acquisition of Teledyne. WHX reserves the right to alter the terms of its revised proposed acquisition made by letter, dated March 28, 1995 (the "Revised Acquisition Proposal"), including to provide for a change in the consideration offered in exchange for Shares but has made no determination to revise the Acquisition Proposal.

REASONS FOR THE SOLICITATION; PLANS FOR SALE OF TELEDYNE.

     In light of the failure of the Teledyne Board to commit to the sale of the Company, WHX has determined to seek your votes in support of the WHX Nominees for election to the Teledyne Board at the Annual Meeting. Each WHX Nominee is committed, subject in all respects to his fiduciary duties, to maximizing Stockholder value by seeking to effect promptly a negotiated sale of Teledyne and will urge the full Teledyne Board to do so.

     If the WHX Nominees are elected, it is anticipated that the WHX Nominees, subject in all respects to their fiduciary duties, would attempt to convince the Teledyne Board to negotiate the sale of Teledyne to the highest bidder rather than remain independent, redeem the Poison Pill, grant requisite approval under
Section 203 of the Delaware General Corporation Law and remove any barriers to facilitate a negotiated sale of Teledyne.

     In the event the Teledyne Board recommends acceptance of an offer from a person other than WHX, the WHX Nominees, if elected, will seek to cause Teledyne to reimburse WHX for all of its expenses incurred in connection with this proxy solicitation and the proposed business combination between WHX and Teledyne (including, without limitation, legal, investment banking and printing costs).

     In the event WHX acquires the entire equity interest in Teledyne, WHX has no present intention to make any significant changes in the business strategies of Teledyne, and WHX has not identified any specific assets, corporate structure or other business strategy which warrants change. However, WHX has made a preliminary review of, and will continue to review, on the basis of available information, various possible business strategies that it might consider if it acquires control of Teledyne. If WHX acquires control of Teledyne, WHX intends to conduct a detailed review of Teledyne and its assets, pension plans, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes or sale of assets would be desirable in light of the circumstances which then exist. Specifically, WHX currently intends to study (i) the feasibility of employing the Teledyne pension fund assets to maximize the value of such assets for the benefit of the stockholders of WHX which, under WHX's Revised Acquisition Proposal, would include stockholders of Teledyne, and (ii) the feasibility of disposing of certain of Teledyne's businesses.

              OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

APPROVAL OF THE TELEDYNE, INC. 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     As set forth in the Teledyne Proxy Statement, at the Annual Meeting of Stockholders will be asked to approve the Teledyne, Inc. 1995 Non-Employee Director Stock Option Plan (the "Plan") adopted by the Teledyne Board on October 27, 1994. A description of the Plan is contained in the Teledyne Proxy Statement and is incorporated herein by reference. WHX is not making any recommendations on this proposal.

     The accompanying WHITE proxy card will be voted in accordance with your instructions on such card. You may vote for approval of the Plan or vote against, or abstain from voting on, the approval of the Plan by marking the proper box on the WHITE proxy card. IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO ABSTAIN FROM VOTING THE SHARES REPRESENTED BY THE WHITE PROXY CARD WITH RESPECT TO THE APPROVAL OF THE PLAN.

OTHER PROPOSALS

     EXCEPT AS SET FORTH ABOVE, WHX IS NOT AWARE OF ANY PROPOSALS TO BE BROUGHT BEFORE THE ANNUAL MEETING. SHOULD OTHER PROPOSALS BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED ON THE WHITE PROXY CARD WILL ABSTAIN FROM VOTING ON SUCH PROPOSALS UNLESS SUCH PROPOSALS ADVERSELY AFFECT THE INTERESTS OF WHX AS DETERMINED BY WHX IN ITS SOLE DISCRETION, IN WHICH EVENT SUCH PERSONS WILL VOTE ON SUCH PROPOSALS AT THEIR DISCRETION.

VOTING PROCEDURES

     The affirmative vote of the majority of the Shares that are present or represented at the Annual Meeting and entitled to vote is required for approval of the proposed Plan.

                          VOTING AND PROXY PROCEDURES

     At the Annual Meeting, seven directors of Teledyne will each be elected for a one-year term or until the election and qualification of their successors. WHX is soliciting your proxy in support of the election of WHX's two nominees named herein as directors of Teledyne.

     The Teledyne Board has set March 1, 1995 as the Record Date for determining those Stockholders who will be entitled to notice of and to vote at the Annual Meeting. Stockholders of record at the close of business on the Record Date will be entitled to one vote for each Share held on the Record Date on all matters submitted to a vote of Stockholders at the Annual Meeting, except that each Stockholder is entitled to cumulate his or her votes in electing directors. In voting for directors, a Stockholder may cast the number of votes equal to the number of Shares held of record on the Record Date by such Stockholder multiplied by the number of directors (7) to be elected. All of these votes may be cast for any combination of one or more directors. As set forth in the Teledyne Proxy Statement, as of the Record Date, there were 55,515,298 Shares issued and outstanding.

     IN ORDER FOR YOUR VIEWS ON THE ABOVE-DESCRIBED PROPOSALS TO BE REPRESENTED AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED WHITE PROXY CARD AND RETURN IT TO WHX, C/O GEORGESON AT WALL STREET PLAZA, 88 PINE STREET, NEW YORK, NEW YORK 10005, IN THE ENCLOSED ENVELOPE IN TIME TO BE VOTED AT THE ANNUAL MEETING. Execution of the WHITE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy for the Annual Meeting to WHX or to the Secretary of Teledyne, or by voting in person at the Annual Meeting. ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT.

     Only Stockholders of record as of the close of business on the Record Date will be entitled to vote. If you were a Stockholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell such Shares after the Record Date. ACCORDINGLY, IT IS IMPORTANT THAT YOU VOTE THE SHARES HELD BY YOU ON THE RECORD DATE, OR GRANT A PROXY TO VOTE SUCH SHARES ON THE WHITE PROXY CARD, EVEN IF YOU SELL SUCH SHARES AFTER THE RECORD DATE.

     Stockholders voting by means of the accompanying WHITE proxy card will be granting the proxy holders discretionary authority to vote their Shares cumulatively at the discretion of the persons named in the WHITE proxy card, but such Stockholders may not mark the WHITE proxy card to cumulate their own votes.

     If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the WHITE proxy card.

                         CERTAIN ADDITIONAL INFORMATION

     The Teledyne Proxy Statement contains additional information with respect to the Record Date, the number of Shares outstanding on the Record Date, the voting and revocation of proxies, cumulative voting for the election of directors, Teledyne's nominees for election of directors, Proposal 2, the vote required to approve Proposal 2, the beneficial owners of more than 5% of the Shares, the Share ownership of directors and officers of Teledyne, and the date by which Stockholder proposals intended to be submitted at the Company's next annual stockholders' meeting must be received by the Company for inclusion in its proxy statement for that meeting. Such information, which WHX has not independently verified, is incorporated by reference in this Proxy Statement, upon reliance on the Company.

                            SOLICITATION OF PROXIES

     Proxies may be solicited by mail, advertisement, telephone, telecopier or in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of WHX, none of whom will receive additional compensation for such solicitations. WHX has requested banks, brokerage firms and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Shares they hold of record. WHX will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

     WHX has retained Georgeson for solicitation and advisory services in connection with the solicitation, for which Georgeson is to receive a fee of approximately $180,000, together with reimbursement for its reasonable out-of-pocket expenses. WHX has also agreed to indemnify Georgeson against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. Georgeson will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that Georgeson will employ approximately 100 persons to solicit votes from Stockholders for the Annual Meeting.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is acting as WHX's exclusive financial advisor in connection with the solicitation of proxies from Stockholders and related matters. DLJ has received an initial advisory fee of $1,000,000 from WHX. WHX has agreed to pay DLJ additional fees of (i) $500,000 payable on the date that WHX first sends Stockholders proxy cards in connection with its proxy solicitation and (ii) $2,000,000 payable on the date that a number of the WHX Nominees are elected to the Teledyne Board which constitute a majority of such Teledyne Board. Additionally, DLJ will be paid $1,000,000 if WHX and Teledyne enter into a merger agreement or if WHX initiates certain transactions which, if consummated, would result in a business combination with Teledyne. DLJ will receive substantial additional fees under certain circumstances including in connection with an acquisition, merger or similar transaction by WHX with Teledyne. In the event WHX acquires Teledyne in a merger or similar transaction, DLJ will be retained as the exclusive investment banker to WHX and Teledyne with respect to certain asset sales under certain circumstances. DLJ will also have the right to act as the exclusive private placement agent or sole managing underwriter to WHX under certain circumstances. In all such instances, DLJ will be entitled to receive customary and usual investment banking fees for its role. DLJ will be reimbursed from time to time for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement up to $1,000,000, and WHX will indemnify DLJ and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the Federal securities laws.

     In connection with DLJ's engagement as exclusive financial advisor, WHX anticipates that certain employees of DLJ may communicate in person, by telephone or otherwise with institutions, brokers or other persons who are Stockholders for the purpose of assisting in the solicitation of proxies for the Annual Meeting. DLJ will not receive any fee for or in connection with such solicitation activities apart from the fees which it is otherwise entitled to receive as described above. DLJ is currently acting as an underwriter and co-manager in a proposed initial public offering of common stock of Wheeling-Pittsburgh Corporation ("WPC"), a wholly-owned subsidiary of WHX and the parent company of Wheeling-Pittsburgh Steel Corporation, and is expected to continue to render investment banking and other advisory services to WHX and its affiliates, for which it has received and will continue to receive customary compensation.

     The entire expense of soliciting proxies for the Annual Meeting is being borne by WHX. WHX will not seek reimbursement for such expenses from Teledyne except that in the event the Teledyne Board recommends acceptance of an offer from a person other than WHX, the WHX Nominees, if elected, will seek to cause Teledyne to reimburse WHX for all of its expenses incurred in connection with this proxy solicitation (including, without limitation, legal, investment banking and printing costs). Although no precise estimate can be made at this time, WXH anticipates that the aggregate amount to be spent by WHX will be approximately $2,200,000 of which approximately $150,000 has been incurred to date. This amount includes expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses but excludes fees and expenses paid and to be paid to DLJ.

                           INFORMATION CONCERNING WHX

     WHX, through its indirect wholly-owned subsidiary, Wheeling-Pittsburgh Steel Corporation, is the ninth largest domestic integrated steel manufacturer in the United States. WHX manufactures a wide variety of flat-rolled products for construction, container, converter/processor, steel service center, automotive and other markets as well as fabricated steel products for the construction, highway and agricultural markets. Flat-rolled products consist of a variety of sheet products, including hot-rolled, cold-rolled, galvanized and pre-painted products, and tin mill products. Fabricated steel products include roof deck, culvert, highway and other products. On February 24, 1995, WPC filed a Registration Statement on Form S-1 with the Securities and Exchange Commission relating to an initial public offering of WPC's common stock. Assuming completion of such public offering, WHX would continue to own approximately 60% of the shares of common stock of WPC. The principal address of WHX is 110 East 59th Street, New York, New York 10022.

     Certain information about certain directors, executive officers, employees and other representatives of WHX and Wheeling-Pittsburgh Capital Corporation, a wholly-owned subsidiary of WHX ("WPCC"), who, in each case, may also assist Georgeson in soliciting proxies, is set forth in the attached Schedule I.
Schedule II sets forth certain information relating to Shares owned by WHX, certain individuals and the WHX Nominees and certain transactions between any of them and Teledyne. Schedule III sets forth certain information, as made available in public documents, regarding Shares held by Teledyne's management.

     PLEASE INDICATE YOUR SUPPORT OF THE WHX NOMINEES BY MARKING, SIGNING AND DATING THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY TO WHX, C/O GEORGESON IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                          WHX CORPORATION
March 31, 1995

                                   SCHEDULE I

              INFORMATION CONCERNING CERTAIN DIRECTORS, OFFICERS,
              EMPLOYEES AND OTHER REPRESENTATIVES OF WHX AND WPCC

     The following table sets forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of certain directors, officers, employees and other representatives of WHX and WPCC who, in each case, may also assist Georgeson in soliciting proxies from Stockholders. Unless otherwise indicated, the principal business address of each director, officer or employee is 110 East 59th Street, New York, New York 10022.

                  CERTAIN DIRECTORS, OFFICERS AND EMPLOYEES OF
                                  WHX AND WPCC

           NAME AND PRINCIPAL                           PRESENT OFFICE OR OTHER
            BUSINESS ADDRESS                      PRINCIPAL OCCUPATION OR EMPLOYMENT
----------------------------------------  ---------------------------------------------------
Neil D. Arnold..........................  Director; Senior Vice President and Chief Financial
Varity Corporation                        Officer of Varity Corporation
672 Delaware Avenue
Buffalo, NY 14209

Paul W. Bucha...........................  Director; President, Paul W. Bucha and Company,
Paul W. Bucha and Company, Inc.           Inc.
Foot of Chapel Avenue
Jersey City, NJ 07305

Frederick G. Chbosky....................  Chief Financial Officer of WHX; Executive Vice
                                          President -- Finance and Chief Financial Officer of
                                          Wheeling-Pittsburgh Steel Corporation

Robert A. Davidow.......................  Director; Private Investor
11601 Wilshire Boulevard
Suite 1940
Los Angeles, CA 90025

William Goldsmith.......................  Director; Management and Marketing Consultant
Fiber Fuel International, Inc.
221 Executive Circle
Suite 11
Savannah, GA 31406

Ronald LaBow............................  Director, Chairman of the Board of WHX; President,
                                          Stonehill Investment Corp.

Howard Mileaf...........................  Vice President, Special Counsel of WHX

Marvin L. Olshan........................  Director, Secretary of WHX; Partner, Olshan
Olshan Grundman Frome & Rosenzweig        Grundman Frome & Rosenzweig
505 Park Avenue
New York, NY 10022

Stewart E. Tabin........................  Assistant Treasurer of WHX; Vice President,
                                          Stonehill Investment Corp.

Neale X. Trangucci......................  Assistant Treasurer of WHX; Vice President,
                                          Stonehill Investment Corp.

Raymond S. Troubh.......................  Director; Financial Consultant
10 Rockefeller Plaza
Suite 712
New York, NY 10021

Steven Wolosky..........................  Assistant Secretary of WHX; Partner, Olshan
Olshan Grundman Frome & Rosenzweig        Grundman Frome & Rosenzweig
505 Park Avenue
New York, NY 10022

James L. Wareham........................  Director; President of WHX; Chairman of the Board
Wheeling-Pittsburgh Steel Corporation     and Chief Executive Officer, Wheeling-Pittsburgh
1134 Market Street                        Steel Corporation
Wheeling, WV 26003

                                      S-I-1

                             REPRESENTATIVES OF WHX

                                                                     PRESENT OFFICE OR OTHER
                       NAME AND PRINCIPAL                            PRINCIPAL OCCUPATION OR
                        BUSINESS ADDRESS                                   EMPLOYMENT
----------------------------------------------------------------  -----------------------------
Ken Moelis......................................................  Managing Director of DLJ
Donaldson, Lufkin & Jenrette
  Securities Corporation
2121 Avenue of the Stars
Los Angeles, California 90067

Paul D'Addario..................................................  Managing Director of DLJ
Donaldson, Lufkin & Jenrette
  Securities Corporation
140 Broadway
New York, New York 10005

Michael Hooks...................................................  Senior Vice President of DLJ
Donaldson, Lufkin & Jenrette
  Securities Corporation
2121 Avenue of the Stars
Los Angeles, California 90067

Jason Ackerman..................................................  Vice President, DLJ
Donaldson, Lufkin & Jenrette
  Securities Corporation
2121 Avenue of the Stars
Los Angeles, California 90067

Ephraim Fields..................................................  Associate, DLJ
Donaldson, Lufkin & Jenrette
  Securities Corporation
2121 Avenue of the Stars
Los Angeles, California 90067

                                      S-I-2

                                  SCHEDULE II

                      SHARES HELD BY WHX, WPCC, CERTAIN OF
                      THEIR DIRECTORS, OFFICERS, EMPLOYEES
                 AND OTHER REPRESENTATIVES AND THE WHX NOMINEES
           AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND TELEDYNE

     WPCC is the beneficial and record holder of Shares purchased in open market transactions executed on the NYSE in the amount and on the dates set forth below:

                                 DATE OF                            NUMBER OF
                               TRANSACTION                      SHARES PURCHASED
            --------------------------------------------------  -----------------
             9/29/94..........................................        195,300
            10/18/94..........................................         24,900
            10/19/94..........................................         11,100
            10/20/94..........................................         15,100
            10/21/94..........................................         62,200
            10/24/94..........................................         85,400
            10/25/94..........................................         50,000
            11/07/94..........................................          9,800
            11/08/94..........................................         60,600
            11/09/94..........................................         33,600
            11/10/94..........................................          5,500
            11/11/94..........................................         47,500
            11/14/94..........................................          7,800
            11/15/94..........................................          6,300
            11/17/94..........................................         35,500
            11/18/94..........................................        118,600
            11/21/94..........................................         14,000
            11/22/94..........................................         94,300
            11/23/94..........................................         17,200
            11/25/94..........................................         14,000
            11/28/94..........................................         21,300
            11/29/94..........................................         13,000
            11/30/94..........................................          7,000
             1/13/95..........................................         61,000
             1/16/95..........................................         40,600
             1/17/95..........................................        317,300
             1/18/95..........................................         21,900
             1/19/95..........................................        122,000
             1/25/95..........................................        100,000
             1/26/95..........................................         67,700
             1/27/95..........................................        160,800
             2/02/95..........................................         30,700
             2/03/95..........................................         50,000
             2/07/95..........................................         50,000
             2/09/95..........................................          6,500
             2/10/95..........................................         50,000
             2/14/95..........................................        193,000
             2/17/95..........................................         68,000
             2/21/95..........................................        188,300
                                                                -----------------
                                                                    2,477,800
                                                                ================

     Ronald LaBow and Marvin L. Olshan have agreed to serve as the proxies on the WHITE proxy card.

                                     S-II-1

     Except as disclosed in this Proxy Statement, none of WHX, WPCC, any of their respective directors, officers, employees or other representatives named in Schedule I or the WHX Nominees owns any securities of Teledyne or any subsidiary of Teledyne, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Proxy Statement, to the best knowledge of WHX, such directors, officers, employees and other representatives and the WHX Nominees, none of their associates beneficially owns, directly or indirectly, any securities of Teledyne.

     In the ordinary course of its business, DLJ engages in securities trading and brokerage activities and may trade or otherwise effect transactions in debt or equity securities of Teledyne for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of March 29, 1995, DLJ held a net short position of less than 1% of all the outstanding shares of Teledyne common stock.

     Except as disclosed in this Proxy Statement, none of WHX, WPCC, their respective directors, officers, employees or other representatives named in
Schedule I or the WHX Nominees or, to their best knowledge, their associates has any arrangement or understanding with any person (1) with respect to any future employment by the Company or its affiliates or (2) with respect to future transactions to which the Company or any of its affiliates will or may be a party, other than sales of products and services in the ordinary course of business.

                                     S-II-2

                                  SCHEDULE III

                      SHARES HELD BY TELEDYNE'S MANAGEMENT

     As of February 17, 1995, the directors and executive officers of Teledyne beneficially owned (within the meaning of the rules under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) 12,724,477 Shares (or approximately 22.9% of the Shares reported as outstanding on such date). All of the foregoing information has been taken from the Teledyne Proxy Statement.

     To the knowledge of WHX, based on a review of the Teledyne Proxy Statement, Henry E. Singleton, George Kozmetsky and GSB Investment Management, Inc. each beneficially own 5% or more of the outstanding Shares.

     Although WHX and WPCC do not have any information that would indicate that any information contained in this Proxy Statement that has been taken from the Teledyne Proxy Statement or any other document on file with the Securities and Exchange Commission is inaccurate or incomplete, neither WHX nor WPCC takes any responsibility for the accuracy or completeness of such information.

                                     S-III-1

                                   IMPORTANT

     Your proxy is important. No matter how many Shares you own, please give WHX your proxy FOR the election of the WHX Nominees by:

          MARKING the enclosed WHITE proxy card,

          SIGNING the enclosed WHITE proxy card,

          DATING the enclosed WHITE proxy card, and

          MAILING the enclosed WHITE proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

     If you have already submitted a proxy to Teledyne for the Annual Meeting, you may change your vote to a vote FOR the election of the WHX Nominees by marking, signing, dating and returning the enclosed WHITE proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to Teledyne. Only your latest dated proxy for the Annual Meeting will count at such meeting.

     If you have any questions or require any additional information concerning this Proxy Statement or the proposal by WHX to acquire Teledyne, please contact GEORGESON at the address set forth below. IF ANY OF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE THE WHITE PROXY CARD.

                                     S-III-2

PROXY

                                TELEDYNE, INC.

               ANNUAL MEETING OF STOCKHOLDERS - APRIL 26, 1995

             THIS PROXY IS SOLICITED ON BEHALF OF WHX CORPORATION

        The stockholder designated on the reverse of this card hereby appoints Ronald LaBow and Marvin L. Olshan as proxies, and each of them, the stockholder's attorney and proxy, each with full power of substitution, to vote upon the propositions set forth herein all shares of Teledyne, Inc. common stock held as of March 1, 1995 which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders of Teledyne, Inc. and at all postponements and adjournments or postponements thereof to be held at the Santa Monica Civic Auditorium, 1855 Main Street, Santa Monica, California 90401, at 11:00 a.m. on April 26, 1995. This proxy revokes all prior proxies given by the undersigned.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. WITH RESPECT TO THE ELECTION OF DIRECOTRS (PROPOSAL 1), WHERE NO VOTE IS SPECIFIED OR WHERE A VOTE FOR ALL NOMINEES IS MARKED, THE CUMULATIVE VOTES REPRESENTED BY A PROXY WILL BE CAST AT THE DISCRETION OF THE PROXIES NAMED HEREIN IN ORDER TO ELECT ONE OR BOTH OF THE TWO NOMINEES IN ORDER TO ELECT AS MANY AS BELIEVED POSSIBLE UNDER THE THEN PREVAILING CIRCUMSTANCES. IF YOU WITHHOLD YOUR VOTE FOR A NOMINEE, ALL OF YOUR CUMULATIVE VOTES WILL BE DISTRIBUTED TO THE REMAINING NOMINEE. WITH RESPECT TO PROPOSAL 2, IF NO MARKING IS MADE, THIS PROXY WILL BE TREATED AS DIRECTION TO ABSTAIN FROM VOTING WITH RESPECT TO APPROVAL OF THE PLAN. THE INDIVIDUALS NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE
MEETING.                                                          ____________
                                                                 |            |
                CONTINUED AND TO BE SIGNED ON THE OTHER SIDE.    |SEE REVERSE |
                                                                 |    SIDE    |
                                                                 |____________|

                                                                   PLEASE MARK
                                                              /X/  VOTES AS IN
                                                                   THIS EXAMPLE

1. ELECTION OF DIRECTORS

   / / FOR ALL NOMINEES LISTED BELOW       / / WITHHOLD AUTHORITY TO VOTE FOR
       (EXCEPT AS MARKED TO THE                ALL NOMINEES LISTED BELOW
       CONTRARY BELOW)

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
              STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.)

              Ronald LaBow, Marvin L. Olshan
______________________________________________________________________________

2. Approval of the adoption of the Teledyne, Inc. 1995 Non-Employee Director Stock Option Plan

              FOR                 AGAINST                ABSTAIN
              / /                   / /                    / /

3. In their discretion the proxies are authorized to vote for the election of such substitute nominee(s) for director(s) as such proxies shall select if any nominee(s) named above become(s) unable to serve and upon such other business as may properly come before the meeting and any adjournments thereof.


                                     Please date this Proxy and sign exactly as your name(s) appears hereon. When signing as attorney, executor, administrator, trustee, guardian or other representative, give your full title as such. If a corporation, sign the full corporate name by an authorized officer, stating his/her title. If a partnership, sign in partnership name by authorized person.

                                     Date: ______________________________, 1995

                                     Signature ________________________________

                                     Signature ________________________________
                                     If held jointly